UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                               Perez Companc S.A.
                            (f/k/a PC Holdings S.A.)
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                 Class B Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    693Z00107
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                October 17, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 2 of 27 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Jorge Gregorio Perez Companc
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

               Republic of Argentina
--------------------------------------------------------------------------------
                              5.    SOLE VOTING POWER
        NUMBER OF                        None
         SHARES               --------------------------------------------------
      BENEFICIALLY            6.    SHARED VOTING POWER
        OWNED BY                         None
          EACH                --------------------------------------------------
        REPORTING             7.    SOLE DISPOSITIVE POWER
         PERSON                          None
          WITH                --------------------------------------------------
                              8.    SHARED DISPOSITIVE POWER
                                         None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)                                                   |_|

               Not applicable
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               None
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 3 of 27 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Maria Carmen Sundblad de Perez Companc
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

               Republic of Argentina
--------------------------------------------------------------------------------
                              5.    SOLE VOTING POWER
        NUMBER OF                        None
         SHARES               --------------------------------------------------
      BENEFICIALLY            6.    SHARED VOTING POWER
        OWNED BY                         None
          EACH                --------------------------------------------------
        REPORTING             7.    SOLE DISPOSITIVE POWER
         PERSON                          None
          WITH                --------------------------------------------------
                              8.    SHARED DISPOSITIVE POWER
                                         None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)                                                   |_|

               Not applicable
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               None
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 4 of 27 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Jorge Perez Companc
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

               Republic of Argentina
--------------------------------------------------------------------------------
                              5.    SOLE VOTING POWER
        NUMBER OF                        None
         SHARES               --------------------------------------------------
      BENEFICIALLY            6.    SHARED VOTING POWER
        OWNED BY                         None
          EACH                --------------------------------------------------
        REPORTING             7.    SOLE DISPOSITIVE POWER
         PERSON                          None
          WITH                --------------------------------------------------
                              8.    SHARED DISPOSITIVE POWER
                                         None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)                                                   |_|

               Not applicable
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               None
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 5 of 27 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Rosario Perez Companc
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

               Republic of Argentina
--------------------------------------------------------------------------------
                              5.    SOLE VOTING POWER
        NUMBER OF                        None
         SHARES               --------------------------------------------------
      BENEFICIALLY            6.    SHARED VOTING POWER
        OWNED BY                         None
          EACH                --------------------------------------------------
        REPORTING             7.    SOLE DISPOSITIVE POWER
         PERSON                          None
          WITH                --------------------------------------------------
                              8.    SHARED DISPOSITIVE POWER
                                         None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)                                                   |_|

               Not applicable
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               None
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 6 of 27 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Pilar Perez Companc de Basombrio
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

               Republic of Argentina
--------------------------------------------------------------------------------
                              5.    SOLE VOTING POWER
        NUMBER OF                        None
         SHARES               --------------------------------------------------
      BENEFICIALLY            6.    SHARED VOTING POWER
        OWNED BY                         None
          EACH                --------------------------------------------------
        REPORTING             7.    SOLE DISPOSITIVE POWER
         PERSON                          None
          WITH                --------------------------------------------------
                              8.    SHARED DISPOSITIVE POWER
                                         None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)                                                   |_|

               Not applicable
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               None
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 7 of 27 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Luis Perez Companc
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

               Republic of Argentina
--------------------------------------------------------------------------------
                              5.    SOLE VOTING POWER
        NUMBER OF                        None
         SHARES               --------------------------------------------------
      BENEFICIALLY            6.    SHARED VOTING POWER
        OWNED BY                         None
          EACH                --------------------------------------------------
        REPORTING             7.    SOLE DISPOSITIVE POWER
         PERSON                          None
          WITH                --------------------------------------------------
                              8.    SHARED DISPOSITIVE POWER
                                         None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)                                                   |_|

               Not applicable
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               None
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 8 of 27 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Cecilia Perez Companc
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

               Republic of Argentina
--------------------------------------------------------------------------------
                              5.    SOLE VOTING POWER
        NUMBER OF                        None
         SHARES               --------------------------------------------------
      BENEFICIALLY            6.    SHARED VOTING POWER
        OWNED BY                         None
          EACH                --------------------------------------------------
        REPORTING             7.    SOLE DISPOSITIVE POWER
         PERSON                          None
          WITH                --------------------------------------------------
                              8.    SHARED DISPOSITIVE POWER
                                         None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)                                                   |_|

               Not applicable
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               None
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 9 of 27 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Catalina Perez Companc
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

               Republic of Argentina
--------------------------------------------------------------------------------
                              5.    SOLE VOTING POWER
        NUMBER OF                        None
         SHARES               --------------------------------------------------
      BENEFICIALLY            6.    SHARED VOTING POWER
        OWNED BY                         None
          EACH                --------------------------------------------------
        REPORTING             7.    SOLE DISPOSITIVE POWER
         PERSON                          None
          WITH                --------------------------------------------------
                              8.    SHARED DISPOSITIVE POWER
                                         None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)                                                   |_|

               Not applicable
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               None
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 10 of 27 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Pablo Perez Companc
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

               Republic of Argentina
--------------------------------------------------------------------------------
                              5.    SOLE VOTING POWER
        NUMBER OF                        None
         SHARES               --------------------------------------------------
      BENEFICIALLY            6.    SHARED VOTING POWER
        OWNED BY                         None
          EACH                --------------------------------------------------
        REPORTING             7.    SOLE DISPOSITIVE POWER
         PERSON                          None
          WITH                --------------------------------------------------
                              8.    SHARED DISPOSITIVE POWER
                                         None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)                                                   |_|

               Not applicable
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               None
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 11 of 27 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Fundacion Perez Companc
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

               Republic of Argentina
--------------------------------------------------------------------------------
                              5.    SOLE VOTING POWER
        NUMBER OF                        None
         SHARES               --------------------------------------------------
      BENEFICIALLY            6.    SHARED VOTING POWER
        OWNED BY                         None
          EACH                --------------------------------------------------
        REPORTING             7.    SOLE DISPOSITIVE POWER
         PERSON                          None
          WITH                --------------------------------------------------
                              8.    SHARED DISPOSITIVE POWER
                                         None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)                                                   |_|

               Not applicable
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               None
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

               OO
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 12 of 27 Pages
-------------------------                              -------------------------

Item 1(a).        Name of Issuer:

                  Perez Companc S.A. (f/k/a PC Holdings S.A.)

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  Maipu 1
                  Piso 22
                  Buenos Aires
                  Argentina (1084)

Item 2(a).        Name of Person Filing:

                  The names of the persons filing this statement are Jorge Gregorio Perez Companc, Maria Carmen Sundblad de Perez Companc, Jorge Perez Companc, Rosario Perez Companc, Pilar Perez Companc de Basombrio, Luis Perez Companc, Cecilia Perez Companc, Catalina Perez Companc, Pablo Perez Companc and Fundacion Perez Companc.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  The address of the principal business office of each filing person is as follows:

                  For Jorge Gregorio Perez Companc, Sarmiento 2895 (B 1625 XAF), Loma Verde, Escobar, Buenos Aires, Argentina.

                  For Maria Carmen Sundblad de Perez Companc, Sarmiento 2895 (B 1625 XAF), Loma Verde, Escobar, Buenos Aires, Argentina.

                  For Jorge Perez Companc, Sarmiento 2895 (B 1625 XAF), Loma Verde, Escobar, Buenos Aires, Argentina.

                  For Rosario Perez Companc, Sarmiento 2895 (B 1625 XAF), Loma Verde, Escobar, Buenos Aires, Argentina.

                  For Pilar Perez Companc de Basombrio, Sarmiento 2895 (B 1625
                  XAF), Loma Verde, Escobar, Buenos Aires, Argentina.

                  For Luis Perez Companc, Sarmiento 2895 (B 1625 XAF), Loma Verde, Escobar, Buenos Aires, Argentina.

                  For Cecilia Perez Companc, Sarmiento 2895 (B 1625 XAF), Loma Verde, Escobar, Buenos Aires, Argentina.

                  For Catalina Perez Companc, Sarmiento 2895 (B 1625 XAF), Loma Verde, Escobar, Buenos Aires, Argentina.

                  For Pablo Perez Companc, Sarmiento 2895 (B 1625 XAF), Loma Verde, Escobar, Buenos Aires, Argentina.

                  For Fundacion Perez Companc, Sarmiento 2895 (B 1625 XAF), Loma Verde, Buenos Aires, Argentina.

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 13 of 27 Pages
-------------------------                              -------------------------

Item 2(c).        Citizenship:

                  See Item 4 of the cover page pertaining to each reporting person.

Item 2(d).        Title of Class of Securities:

                  Class B Shares.

Item 2(e).        CUSIP Number:

                  693Z00107

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) |_| Broker or dealer registered under section 15 of the Securities Exchange Act of 1934, as amended (the "Act") (15 U.S.C. 78o);

         (b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

         (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

         (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

         (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

         (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

         (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

         (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.           Ownership.

                  (a)   Amount Beneficially Owned:

                        See Item 9 of the cover page pertaining to each reporting person.

                  (b)   Percent of Class:

                        See Item 11 of the cover page pertaining to each reporting person.

                  (c)   Number of Shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote:

                              See Item 5 of the cover page pertaining to each reporting person.

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 14 of 27 Pages
-------------------------                              -------------------------

                        (ii)  Shared power to vote or to direct the vote:

                              See Item 6 of the cover page pertaining to each reporting person.

                        (iii) Sole power to dispose or to direct the disposition
                              of:

                              See Item 7 of the cover page pertaining to each reporting person.

                        (iv) Shared power to dispose or to direct the disposition of:

                              See Item 8 of the cover page pertaining to each reporting person.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

                  On October 17, 2002, each of the reporting persons conveyed all capital stock of the Issuer beneficially owned by such person to Petroleo Brasileiro S.A.--PETROBRAS.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                  Not applicable

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A attached hereto. See also the Joint Filing Agreement filed as Exhibit B to this Statement pursuant to Rule 13d-1(k) under the Act.

Item 9.           Notice of Dissolution of Group.

                  As a consequence of the transactions described in response to
Item 5, from the date of this statement, the reporting persons are no longer a group with respect to the capital stock of the Issuer.

Item 10. Certifications.

                  Not applicable

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 15 of 27 Pages
-------------------------                              -------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                February 14, 2003
                                        ----------------------------------------
                                                      (Date)

                                        /s/ Jorge Gregorio Perez Companc
                                        ----------------------------------------
                                                    (Signature)


                                          Jorge Gregorio Perez Companc
                                        ----------------------------------------
                                                   (Name/Title)

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 16 of 27 Pages
-------------------------                              -------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   February 14, 2003
                                       -----------------------------------------
                                                         (Date)

                                       /s/Maria Carmen Sundblad de Perez Companc
                                       -----------------------------------------
                                                       (Signature)


                                         Maria Carmen Sundblad de Perez Companc
                                       -----------------------------------------
                                                      (Name/Title)

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 17 of 27 Pages
-------------------------                              -------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                February 14, 2003
                                       -----------------------------------------
                                                      (Date)

                                       /s/Maria Carmen Sundblad de Perez Companc
                                       -----------------------------------------
                                                    (Signature)


                                        Maria Carmen Sundblad de Perez Companc
                                       -----------------------------------------
                                                   (Name/Title)

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 18 of 27 Pages
-------------------------                              -------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   February 14, 2003
                                        ----------------------------------------
                                                         (Date)

                                        /s/Rosario Perez Companc
                                        ----------------------------------------
                                                       (Signature)


                                                 Rosario Perez Companc
                                        ----------------------------------------
                                                      (Name/Title)

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 19 of 27 Pages
-------------------------                              -------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    February 14, 2003
                                        ----------------------------------------
                                                          (Date)


                                        /s/Pilar Perez Companc de Basombrio
                                        ----------------------------------------
                                                        (Signature)


                                            Pilar Perez Companc de Basombrio
                                        ----------------------------------------
                                                       (Name/Title)

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 20 of 27 Pages
-------------------------                              -------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  February 14, 2003
                                        ----------------------------------------
                                                        (Date)

                                        /s/Luis Perez Companc
                                        ----------------------------------------
                                                      (Signature)


                                                 Luis Perez Companc
                                        ----------------------------------------
                                                     (Name/Title)

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 21 of 27 Pages
-------------------------                              -------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   February 14, 2003
                                        ----------------------------------------
                                                         (Date)

                                        /s/Cecilia Perez Companc
                                        ----------------------------------------
                                                       (Signature)


                                                 Cecilia Perez Companc
                                        ----------------------------------------
                                                      (Name/Title)

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 22 of 27 Pages
-------------------------                              -------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  February 14, 2003
                                        ----------------------------------------
                                                        (Date)

                                        /s/Catalina Perez Companc
                                        ----------------------------------------
                                                      (Signature)


                                               Catalina Perez Companc
                                        ----------------------------------------
                                                     (Name/Title)

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 23 of 27 Pages
-------------------------                              -------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    February 14, 2003
                                        ----------------------------------------
                                                          (Date)

                                        /s/Pablo Perez Companc
                                        ----------------------------------------
                                                        (Signature)


                                                   Pablo Perez Companc
                                        ----------------------------------------
                                                       (Name/Title)

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 24 of 27 Pages
-------------------------                              -------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  February 14, 2003
                                        ----------------------------------------
                                                         (Date)


                                          FUNDACION PEREZ COMPANC

                                        /s/Carlos Alberto Cupi, President
                                        ----------------------------------------
                                                      (Signature)


                                           Carlos Alberto Cupi, President
                                        ----------------------------------------
                                                      (Name/Title)

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 25 of 27 Pages
-------------------------                              -------------------------


EXHIBIT A              PERSONS FORMING PART OF THE GROUP


Jorge Gregorio Perez Companc
Maria Carmen Sundblad de Perez Companc
Jorge Perez Companc
Rosario Perez Companc
Pilar Perez Companc de Basombrio
Luis Perez Companc
Cecilia Perez Companc
Catalina Perez Companc
Pablo Perez Companc
Fundacion Perez Companc

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 26 of 27 Pages
-------------------------                              -------------------------


EXHIBIT B                      JOINT FILING AGREEMENT

                  The undersigned hereby agree that this Amendment to the Statement on Schedule 13G dated February 14, 2001 (the "Statement") with respect to Class B Shares, par value one Argentine Peso per share (the "Class B Shares") of Perez Companc S.A., is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and further agree that this Joint Filing Agreement be included as an exhibit to this Statement.

Date:    February 14, 2003


                                        /s/Jorge Gregorio Perez Companc
                                       -----------------------------------------
                                                     (Signature)


                                               Jorge Gregorio Perez Companc
                                       -----------------------------------------
                                                     (Name/Title)

                                       /s/Maria Carmen Sundblad de Perez Companc
                                       -----------------------------------------
                                                     (Signature)


                                          Maria Carmen Sundblad de Perez Companc
                                       -----------------------------------------
                                                     (Name/Title)

                                       /s/Jorge Perez Companc
                                       -----------------------------------------
                                                     (Signature)


                                                    Jorge Perez Companc
                                       -----------------------------------------
                                                     (Name/Title)

                                       /s/Rosario Perez Companc
                                       -----------------------------------------
                                                     (Signature)


                                                   Rosario Perez Companc
                                       -----------------------------------------
                                                     (Name/Title)

                                       /s/Pilar Perez Companc de Basombrio
                                       -----------------------------------------
                                                     (Signature)


                                             Pilar Perez Companc de Basombrio
                                       -----------------------------------------
                                                     (Name/Title)

-------------------------                              -------------------------
CUSIP NO. 693Z00107                   13G                  Page 27 of 27 Pages
-------------------------                              -------------------------



                                        /s/Luis Perez Companc
                                        ----------------------------------------
                                                     (Signature)


                                                    Luis Perez Companc
                                        ----------------------------------------
                                                     (Name/Title)

                                        /s/Cecilia Perez Companc
                                        ----------------------------------------
                                                     (Signature)


                                                   Cecilia Perez Companc
                                        ----------------------------------------
                                                     (Name/Title)

                                        /s/Catalina Perez Companc
                                        ----------------------------------------
                                                     (Signature)


                                                  Catalina Perez Companc
                                        ----------------------------------------
                                                     (Name/Title)

                                        /s/Pablo Perez Companc
                                        ----------------------------------------
                                                     (Signature)


                                                    Pablo Perez Companc
                                        ----------------------------------------
                                                     (Name/Title)


                                        FUNDACION PEREZ COMPANC

                                        /s/Carlos Alberto Cupi
                                        ----------------------------------------
                                                     (Signature)


                                              Carlos Alberto Cupi, President
                                        ----------------------------------------
                                                     (Name/Title)